EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Amendment No. 2 to Registration Statement No. 333-138747 on Form S-1 of our report dated November 13, 2006 relating to the financial statement of Targa Resources Partners LP, our report dated November 13, 2006 relating to the financial statement of Targa Resources GP LLC, our report dated November 13, 2006 relating to the financial statements of the North Texas System, and our report dated November 13, 2006 relating to the financial statements of Targa North Texas LP which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
December 20, 2006